Exhibit 5.1

SPI Energy Co., Ltd.

7F/B Block, 1st Building, Jinqi Plaza

No. 2145 Jinshajiang Road, Putuo District

Shanghai, P.R. China

11 May 2015

Dear Sirs

SPI Energy Co., Ltd.

We have acted as Cayman Islands legal advisers to SPI Energy Co., Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date in connection with certain Agreement and Plan of Merger and Reorganization among the Company, Solar Power, Inc., a California corporation and SPI Energy Sub Inc., a Delaware corporation (the “Merger Agreement”) and related registration of certain American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of par value US$0.00001 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation dated 4 May 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 4 May 2015 (the “Pre-Merger M&A”).

1.3	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 8 May 2015 and effective conditional and immediately upon the completion of the Merger (as defined in the Merger Agreement) (the “Redomicile Merger M&A”).

1.4	The written resolutions of the sole director of the Company dated 8 May 2015 (the “Director’s Resolutions”).

1.5	The written resolutions of the sole shareholder of the Company dated 8 May 2015 (the “Shareholder’s Resolutions”).

1.6	A certificate from a Director of the Company addressed to this firm dated 11 May 2015, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 8 May 2015, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect upon the completion of the Merger (as defined in the Merger Agreement), will be US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the consent solicitation statement/prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Adoption of the Merger Agreement”, “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the consent solicitation statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl

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